MEMORANDUM OF AGREEMENT SALEFORM 2012 Norwegian Shipbrokers' Association's Memorandum of Agreement for sale and purchase of ships Dated: 25 April 2019 FLEX LNG ENTERPRISE LIMITED-, a company incorporated in the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajelake Island, Majuro MH 96960, Marshall Islands{Name of sellers), hereinafter called the "Sellers", have agreed to sell, and TRIPLE H NO. 4 LTD-, a company incorporated in Malta( -åf buyers), having its registered office at 25/16 Vincenti Buildings, Strait Street, Valletta, Malta, VLT1432, hereinafter called the "Buyers", have agreed to buy: Name of vessel: FLEX Enterprise IMO Number: 9762273 Classification Society: American Bureau of Shipping Class Notation: +A1 (E) Liquefied gas carrier, Ship type 2G, SH, SH-DLA, SHCM, SFA (40), CPS, + AMS, + ACCU#1, + APS, NBLES, DFD, ENVIRO, IHM, BWT, TCM, UWILD, RW. Year of Build: 2018 Builder/Yard: Daewoo (DSME), South Korea Flag: Marshall Islands Place of Registration: Majuro GT/NT: 113,049 MT/36,562MT hereinafter called the "Vessel", on the following terms and conditions: Definitions "Sellers' Credit" means a non interest bearing non amortizing sellers' credit in an amount of USD 60,000,000, which is deemed to be drawn down by the Buyer on delivery and used as part payment of the Purchase Price and which will be deemed to be repaid either i) when the Vessel is delivered to the Sellers pursuant to any of the purchase options set out in clause 19 hereof, ii) in the event of a total loss of the Vessel, or iii) at expiry of the BBCP without any of the options in clause 19 hereof having been exercised. "Banking Days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1(Purchase Price) and in the place of closing stipulated in Clause 8 (Documentation) and Oslo, London, New York, Singapore, Malta and South Korea (add additional jurisdictions as appropriate). "BBCP" means the bareboat charter party dated 19 April 2019 and entered into between the Buyer and the Time Charter Owners. "Buyers' Nominated Flag State" means Malta (state flag state). "Call Option" means the call option over the Vessel granted by the Buyers to the Sellers pursuant to Clause 19 of this Agreement. "Class" means the class notation referred to above. "Classification Society" means the Society referred to above. Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

"Dcisit" sha1lh -'he-Fr e :n CIau{-e-2-(-O i ). yep os tt HAI cue r r;ac air (state name and-oeen of Deposit Holder) or, if left=blank, the Sellers' Bank, which-shall -and e;eas e De-pesit in accordance with t-h-ir--Agreement. "In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, email or telefax. "Parties" means the Sellers and the Buyers. "Purchase Price" means the price for the Vessel as stated in Clause 1(Purchase Price). "Restricted Party" means a person or entity that is (i) listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List; (ii) a national of, located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organised under (A) Iraq, Iran or Venezuela or (B) the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (iii) otherwise a target of Sanctions ("target of Sanctions" signifying a person with whom a US person or other national of Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities). "Sanctions" means the economic sanction laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union; (iv) the United Kingdom; (v) the People's Republic of China or (vi) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury ("OFAC"), the United States Department of State and Her Majesty's Treasury ("HMT"L (together, the "Sanctions Authorities"). "Sanctions List" means the "Specially Designated Nationals and Blocked Persons" list maintained by the OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities. "Sellers' Account" means an account to be nominated by the Sellers at the Sellers' Bank. "Sellers' Bank" means ABN Ambra Bank N.V. "Time Charter Owners" means Hyundai Glovis Co., Ltd. a company incorporated in the Republic of Korea, having its registered office at 301, Teheran-ro, Gangnam-gu, Seoul, 06152, South Korea. "Time Charter" means the time charter party dated 25 April 2019 and entered into between the Sellers (as charterers) and the Time Charter Owners (as owners). "Sellens' Account" means (state details of bank account) at the Ner-s'-&e-n-k._ "Sellers' Ber4,,,-;, a-n., - (5.atc name of bank, branch and details) or, if-c lank, the-bUnk noti4ied~e.1-1-efs the Buyers for receipt cf the balance of the Purchase Price. 1. Purchase Price The Purchase Price is USD 210,000,000 (United States Dollars Two Hundred and Ten Million).i 'st e—e u -and-am-aunt both in words an~ 2. Degesit As security-T ~ r ect fulfilment of this Agreement the-E-uyet-s shall lodg-e a deposit of % ( -per e~ ) or, if left blank, 10% (-te=1=1--pe r cent), c f-t-ht- F t+rfh-a: -fzr+ct s-i-t"-)-i-i~-a;, T=rR rest-b-c a r i n;-a{: c ou-nt i e s t h=1,11-e-Depos+t~~wit. hi n-t-kt-r-e,^ ~' ank-'1-n-gza-y5zaf-te-i" t h-c-d-a-te that:_ (ij-t1-±is4,g+t-emcnt by-e-rti,a-i-I--eEteic;ax; and_ Copyright© 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

r hnnn n-ennnrl in~-t-e-the za-r~~-th ~3 T._ Th~osst shall-be rc ~,~ •^ d~; e~^ ~^ erd~;te with joint written instr-u-c-t~~ of the Partier. G^rnr~~;-n~~~u=g~; ~l'+ _r~P 'r. +~hn G r~~-A-r~y~-c1c~~,sTr~i=.~-, h ~ f or holding~ I d i r~ g and r~-~-~.nIn-er'nn +hn~^~. r1 n~ it shalla,I I be borne e q u a-I1-y-by-the f~La-Fti-e-~.s T;~cs-s-h-all provide-to the Deposit Holder all necessary documcnta+~n, ;;-te-e-pen and n-,-,;n+-,in the -a-c-count: w itheu-t d-ei-Uy: 3. Payment On delivery of the Vessel, but not later than three (3) Banking Days after the date that Notice of Readiness has been given in accordance with Clause 5 (Time and place of delivery and notices)_ -(+)-the--D e po s-i-t-s-h-a-If--b to the Softe s a~ f_ {i-i) the balance ref tthe Purchase Price (less USD 60,000,000) and all other sums payable on delivery by the Buyers to the Sellers under this Agreement shall be paid-paid in full free of bank charges to the Sellers' Account. The remaining amount of USD 60,000,000 shall be paid by way of the Sellers' Credit, provided, however, the Sellers agree and acknowledge that any claim the Sellers may have against the Buyers in respect of the Sellers' Credit shall always be fully subordinated to the prior discharge in full of any and all outstanding indebtedness owed by the Buyers to the Mortgagee who has provided financing to the Buyers for its purchase of the Vessel.f-uThfne ^®tea,;;- eharges to +he gel s' Account. 4. 1-nspecti-ete {-a-)* The Bu"ers have inspected and accepted-the -esse1's classification records. The Buyers have also inspected the Vessel—at/1—n— (state date) and have-aceepted th -V s^- ollowing this in,pection and f + r + t-h~--`.iarc.~~In 's outright--r sr -rc-uØ -end d bj~a Jc~~e +r-yr--rr IF'-rvz~-r + +h ~:.~+.b i~i'r.`~-im-~rl conditions Orzrrrsf +h' reg-rZZ~~~t,TR -rte {-b-)*_ (i) The Buyers. ~a1-1-hu ;--e rnh,~,, ns tie; record, ate-declare whether same are excepted -(st; - E-da-kel re-r-i-ed-)-._ r,.: Thn cell T-s"-all make the Vessel av~1a„abftØs~€~c~ion1 at/ir~ (state place ,~+h; -n- -{s-ta#-e d-a-te-lpe-ni-e4 -Ti-ti-e-%'aa` eF,e r e s h- I I u n. ed n~r så•kt i h~r re~~~3-ez^ tie r`t w 1 , ci-u-e €fef-a-y~.~*ey-they Øh ;'; een~pens-a~eflers for the lesses thereby incurred._ The Buyers shat;-i;,,r~ ~^ h,-e-V^~~^~a~l-ev~,t,he-~~t-epeninl; up and-w~}h^~,~,, t-cest to the Sellers._ ~n,.rri ~r e^+inr. thn l! {r.r 1. .lrrfirw~c+ilen by the' ~v u ~~ ~. ~~ ~~ YY::..)) theL I ~. I n ~rr~rR..'-v'i,S ~~~~nd L"'lTt~'1lTE_Ø~å,fT~JTh71`IUTI~—E—f`i7TØr`U`~~i The-sale-&h-a -beeem ght: and d +ded that the Sellers receive writt'n notice of acceptance of the Vessc! f~ e- within s ''-enty-t- -7-2 se-Ø4 {+i-, S-h-euld the Buyers fail to undertake the inspection as scheduled and/or notice of acceptance of the Vessel's classification records and/or of the-Vessel-Rot be received by the Sellers as aforesaid, the Deposit together with +nte rest -ea;,Te- ferny, h a lI b e--rek -i ed i atefyto +h B, , rc, w h eFe t^,-- =T,; ; and void. * a7-a 4-(b a-Fee-a er-r ?dues; delete whichever is not applicable In +Inn - h eee e ive 4(a) shall apply. 5. Time and place of delivery and notices (a) The Vessel shall be delivered and taken over safely afloat at the place she may be at the time of deliverya-s-a=-e and accessible bcrt -an^h, -Øt/in (state place/range)- he Seller.-option. Notice of Readiness shall not be tendered before: 15 May 2019-(d-date) Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

Cancelling Date (see Clauses 5(c)-r6-(a)(i), 6 (a)(iii) and 14): 15 September 2019 (b) The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall provide the Buyers with twenty (20), ten (10), five (5) and three (3) days' notice of the date the Sellers intend to tender Notice of Readiness and of the intended place of delivery. When the Vessel is at the place of delivery and physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery. (c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and proposing a new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 (Sellers' Default) within three (3) Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date. If the Buyers have not declared their option within three (3) Banking Days of receipt of the Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new Cancelling Date and shall be substituted for the Cancelling Date stipulated in Clause 5(a). If this Agreement is maintained with the new Cancelling Date all other terms and conditions hereof including those contained in Clauses 5(b) and 5(d) shall remain unaltered and in full force and effect. (d) Cancellation, failure to cancel or acceptance of the new Cancelling Date shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 (Sellers' Default) for the Vessel not being ready by the original Cancelling Date. (e) Should the Vessel become an actual, constructive or compromised total loss before delivery the-- teg - +t, -st ear-Red,-i any7- hall be rideci ,,,-, .y-to-the--Btr i ~rni, afte -this Agreement shall be null and void. Divers i-en-/-D y eek-ing -( ) ;~T he---rye -&ha41 -,av-e-the o pt i o-n-at their c o Gs st and--e=gil„moo--a-r-rane +vE'r-yap ev d _ e ion Soe ` tlf the-V-ese--cI S, h option ,=h-a1-l--bc--d laced tes r i e-(9) "" is prior to the Vessel's intended date of readiness for delivery as notified by the Sellers p ers-u -t-t Clause S(b) of this Agrgeme-e1iT e-S IL~~;U;I at their cost and expense ma4Ke41.7e Vesccl aval b4 for such inspect s inspection shall be carriedØt ;^ + del Øyd in the presence of-a Classification Society-surveyor arranged for gay- t-hc nd-paid for by the Buyer=-rh-e gees ee r-ess~ i-v-e ( --have--z-Ii i g h+ +e h.,—` sc 'r+r-ai- he diver's ins ien--as--ebseir-ve (,) only without interfering with the work or decisions of the Classification Societ„ surveyor. The extent of the inspection and the conditions under which it is perform d +„ +h^ +icf etle 3--e-f the Class-i-f+eetion Society. If the conditions at the place of delivery are unsui:able for such inspections the Sell shall -,t their c^st and expense make the Vessel ati ailablc at a suitable alternative--p-laze--e r-ie#he cliver-y K^r ;; ;-eveai-i;-_ G ee11i Tp; I?at bLz ;;~dtiØ o onai time required for such-pos+4ioni nd the-&u seque The-Seile-s-rm ~-n-ot-tender-N 4- ad-i-ness-prior completion-of-he undervy .,petition. (ii}If the rudder, propeller, bottom-or-other underwater parts below the deepest load I n^ re4eued-1~7 d-a-En-a-ge-d or defective so as to affect the Vessel's class, then-(1) ess repay can be carQ„.-, ou f oct tot ,^ØTsfacti of- c- laT; åtion Society, the Sellers sha" nge fo-t e--Vessel to be drydocked a-t-the￼T, t ties- f inspection by therlassifiea i -4) S ri^ty ,,rØ-Ves e.l-s-i~erwater parts below the deepest load-l-i-r}c, he extee# f-the inspection bei _ lith the Classifica:ion Society's-rules (2) such defects shat ' by the Sellers at their cost and expense to the satisfaction of the-Gl-a&.ri;Øtie-n—Sri-eta' wi:hout conditiof r—eee C`r~åa iera* d- ?~~;e~i Ilcrs shat-I-pre.- -fer-t"-e-unceewnter inspection--iå-d-t r -gasification SocietyLs attendance. No +s dfeg-a-r-y4-h-1 --to-t-h µ++ r, iA this-Agrecrwent, if the Classifi-c-ation Society do not require-the aforementioned defects to be rectified before the-next clas-~-4--in-g-s-uwey, the Sellers shall be entitled to deliver the-Vessel s-th-these defects against-a deduction fron? the Purchase Price of the estimated direct cost f labi aed-n3at-e-r4tal-s-)- r-yie out the repairs s:o the Eratiefaet-+an-of the Cleest4iea4c -Seel t-y~ >f~e afte-re- the Buyers shcl! have ne-f-u-r -ie-r=r+gh-ts-whatsoever i-n respee of the defttess and/-er repair-s. The esti-raated d+r-est cos! be the aver s of quotes for the repair v,er4<—ebtainef -r-em two Fe—+4—p -able Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

c b t-a-i-ned-by each of the Parties wit-a+n two (2) Banking-D-ws-f-rem +hn rl-+` of t-kl-E-+-m-p-osi-t+ e condit-ienf recorn-phendda#-iØn;-u-nless the Parties agr-ee-etiae-fw-ise . Should e1t-hnf-e-f-t-h~-a r+i n~n e7bt a in-s-u-c-h-a-d-u.~-h in t-k-e-st2Fp-uazat-ed n t h e q u ctL--du-lya--ob-t: a i n e d~h å -P-ar-ty-s-;'-iL Il be the sole b a s i f fo r-t-h-e--e The Jin_l-ltnrr ~nv,?.. +nr,dnr Rln+ir.n n{ Dnadinnrc prior to ,~~~r, ~ ,~~~vingr+i,~n been cr+.~;~-~ If +he \tercel it to be dsyeleel/nrl ni ~rsuant to Clause 6(a)(ii) an ti no suitable dry_docl~ir~g~ facilities " available at i p Øel1~he Sellers shad take--t-he `~-Ves-solto -p øa hem abble drydocking facilities are available, whether within or outride _+ e eliv ryrange as per Clause 5(a). Once dry oc ing-has taken Noce eSe-lef-s shall deliver--h-e-Vessel at.a-port within the d laver- ge-as per Clause 5(a) which shall, for the purpose of this £-I-a~ ,m-e nhc new po+-4=ef-dnl elling Date shall be extended by the additional time required for the drydroe- ; tea maxim--Ø of fourteen (14) days. C Iln ~~I~n , +I n lfnrrnf~n' in r~ arl n, nr ~_~✓~.+inn l .r +4 n~~_~r ` ifir +inc, Cnr (~`,~f~e. ~~~~aa~r~~.f~ ry~f 4Y-€4 the-Vo~rJ_nl~~j-unF~nr r,-,r+r hnlnw +hn dønnnc~T iL_I.®i.d__llne, t~`-rl-e-extcØn f Cing in accordance ''-i-ea-t+on Society's rules. If +hn r,,ddnr~p,Tåpel;cr, bottom or other undnr.Fr-,+nr n.,r+r hnln,v the deepest load line arc found broken, damaged-or defect=i-ve-s-o-as ~£a-piade-g-8£ st and expense to-t-he Sa~~~r+inn+i nf +hn~T~~'~f1L-r~t;gn~®EFC~-¢, without cori d it,en7 ~~r^~m `" nn`Trd a tI o n** . In h e-SeifC~^-a r e-aiSio to-pay-for t-he-eas rd-ex-p e-n,c s in connection with putting the-Ve-ssel in -,nrl +-:kinn, h~~r-out-ef-d drydock dues and the r fe~-~~c Cnllnrr rl-.-sll -,I~Ø.,~~r~ fn i nrnV if n-,r+r n~ ~' ~c~s-~~7u r o u ~ 7 . ..',~~hn~~d-+r~~ , . . , " c ime t.ailshaft. r~~ c+r~ roken so as to affect the d, essel's class. In al„--~t~-e-r-c-a-~.~, +hn_ ncns rl~ ~~nrr . . rh-,II na~r~ afnrnc~-ci I d costsc t 5 a n d-c'.3!~ v',-r.r~-uv~i-rzf~~Cv.S, (c) If the Vessel is drydockcd pursuant to Clow-rn 6 raioiii of € rb .eve (i) The Classification Society may require survey of the tailshaft system, the extent of the survase, being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the B, ",ens +has nn+inc +n r 'ras l- rrifin-.+inn Cnei t +h., e ern_ 'has~-r~.- +-,ilrh- ca~r.T~-u~-c-~tir f+ +n-be -drawn and surveyed-byene C -y--rTT~ rsf the-s-u ey being in accordance vyth the Classification,; eeety's rules. ,-t ey and co~vt-wit-h the current stage of the Vessel's survey c eln The Buyers rhall deelarn whether +hey reguire_te-~t to be rlra n -,pel s- r-yeyeel no+ l et r +han heP-the coØpletion of the inspection-19-y-the-Classification Society. The draie aner refi++lort of +has lshaft shall be arrang-ed-by-t-h-e-Sef-l-ers-Sf+ottlel-anyparts of the tailshaft system n en r:eln~ro-,rte nr fe nrl d-efn^f•orn. ras -,c +n C all bel Fen-e- reel er maste go d ~~~- ,~~. ~-~-c .~-~~ affect the Vessel's class, those parts ~u„Ø~~.~~~-~,-,-,-,-a-~-tea fI ~{ ~.y Sellers' ,s on e to the isfact o assiifica n Cn +~ eritho it. at the c r~EØ ~—åri-Ø~—ei ~~~sc~v- T.s~~ G rr~c EEi'e vv-rc-n-csu c-ef d it e,s/feeenÆr en-ec iei3 * . (ii) The costs and ex nsnr relating-to the— r.f +has +-,ilrhaf+ syrte-m rh-a11 has {-, nless the 1-as-:~49Seei-ety-requires such surve" +n b- e-,rri l—e -n if p arts of th m_ar neondemne d or found del-eetive or broken so ash a#,~ et hE Ts-class, in which case the Sellers - I-I p here s~s-aT cxp nses. (iii) The Buyers' representative(s)-s-hall havrom 4h- -r-g -e be present in the drydock, as observer(s) onl~thout fnteffc~ ;,--tnc s-of thl; tien Societyst fv-e- (iv) The Buy nrr rhall hao,n~+ ~inh+ +r, h ,,n +h,n i inelnreF/a+nr nar+r ef +h~r~~ ~~La~;;ed and painted at their risk, ~s-t-and~e, e„nnnrn e.rithout-iaterfering--v✓-i~~,-~.k~e-Sellers' or the ClassificationSee-i-ety-s-ufveyer='s-vFnrl, - nrl s eet-i-ngØn \fnrcers +•~nry, If, however, the Buyers' work in drydock is still in nrn~A-en the-Se',;:1=z-;,avti-eo,m ork which the Se-11-err -,rn rnn„irnrl +n ,aP., +hn -,rlditional docking time needed te~i~Tpi-^L~ r•e,rr _~+h,e -Bfiyerrl eF,e,rl, rhail be for,~„e-uye-r-~s-k-eas:t and expenrn~~n_~~r~ni r ' work Fed-Li-Wes c"n~-dh-cudItlonØi-t -e-Se'_-lteff-s-r-r~ay f the Sellers' mark tender Not-iee-of-Readinccs for-del-i-v~~c~r~~zesr~~-iSh,ilr still in dry~e-ek-and,hot-MC'`Ft.-1--i§tondifig-C-1-au-&n C(''~/ the [2uErorr rh-,Il~-be-obTT~ Is t-aak-e-del~--aLe-~1- r ~1-a~,e~m~7, ~~~ec.;;_cr eAr the Vessel is in drydock or not. Ø a n d 6 ( b)-afe-al-ti~f"-~ 's riot ia p-p-11-C rr-razm~siTs-e n c ('_-ef~ti{~t~ e~ n~,~~iåse r~~iazr✓c~ a;--i4' any, in t h e `.å-Fø'eyØ-r-1.s-Fe{"3 eft--'c~c,,,~f h i`'I; a re-aeee~ ~~ by t h e C l a s s if i c~t I ofl~ety wit-hFiu-t-``-Cihdition/recC3m~tit7n are not to~c-tza-;cc„ hn into a+_.count. Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

7. Spares, bunkers and other items The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of i s-p-ection delivery used or unused, whether on board or not shall become the Buyers' property, but spares on order are excluded. Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment. . ~ ii-':r^rei ^nr~ fnrrre nvr• u.~~velyC for use ir, the Sellers'~ ve-, ~ and^e capt ~~e.~rC~ and cr~;r,~Ørsorru-4 ~ ~f belonglr,gsTn-c;~din^Trr5-crc^~-1-op-e4'-ris+ 4- -,rn ^ti,,-Iu~~eTc~'Te-s-afe--w-iti Ø" C~rR'a'Cn-s-aØ • -IrT -u-s the fol-lowing additional items: (include list) Items on board white arØ;;Te-or owned by third pa-rties, -listed o{Icwe r„ excl d from the sale wit e t compensation (include list)_ +te~is oh ' }cr. ^r~i~ i~,ri ,.~1-,ir•-" ~=c on hire or .,, 's~ed above, sha-11-be fe-p-1-aced or procuT^^~-by-+~~^'~„e,~ pr;-er+to-defivcry at-their co~ expense. 7hØ- er~~~ ;-G;;-t--å-k-e-evcr femu'rn-i-h-;-b~~;-k-efs and u-hused lukricatii~,~~'Øat~a+c-e+ls a; d rtr^- scs ir. .+er-.g-e-tanks an-d unopened-6~s aØ-Lray-e1the-~ (a)* th^ actual net price (excluding bar-g+-n-g expenses) as evidenced-by invoice- er c~+ers; or_ /{ 1x- .J ofd- livery cif -kje Vessel or, if unavailable, at the n rest bunkering-pef~ for the quan itics takØevt~_ Payment under this Clau a place and in the same currency as the Purchase Price. "i-n-s-eetie-n" in this Clause 7, shall-mean- R~2 i~n -,ece-r-d1-h-g-te Clause 4(a) or-4(b)-- (Inspection), if t~, Øk'~"" . If the-yes-s-el-Fs-takt1n-ev-c r w i i o n, the-date-eif~i -Ag rtiti-m c;,z; ~;~ -a;;-b~~~fcva-n t d a t c,- *(a) and (b) arc alternatives, delete whig eh-ever -e applicabl~e-abs neØ ns la ternative (a) shall 8. Documentation Th e--ef-c-I-esing: The place of closing: To be agreed. (a) In exchange for payment of the Purchase Price the Sellers shall provide the Buyers with the following delivery documents: (i) Legal Bill(s) of Sale in a form recordable in the Buyers' Nominated Flag State, transferring title of the Vessel and stating that the Vessel is free from all mortgages, encumbrances and maritime liens or any other debts whatsoever, duly notarially attested and legalised or apostilled, e-sif required by the Buyers' Nominated Flag State; (ii) Evidence that all necessary corporate, shareholder and other action has been taken by the Sellers to authorise the execution, delivery and performance of this Agreement; (iii) Copy of the `power of Attorney of the Sellers appointing one or more representatives to act on behalf of the Sellers in the performance of this Agreement, duly notarially attested and apostilled d-Ø notarially t- e s- ed .,r d l, g-ul-iz ,~ or r ostilled (as -3-ppropriate); (iv) Copy of the Certificate or Ownership and Encumbrance Trar-e-e--ipte R—,i u-y-issued by the competent authorities of the flag state on the date of delivery evidencing the Sellers' ownership of the Vessel and that the Vessel is free from registered encumbrances and mortgages (except for the existing mortgage over the Vessel in favour of ABN Ambro Bank N.V. which will be discharged by use of the Purchase Price, such discharged to be Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

confirmed by a letter of undertaking or similar from ABN Ambra Bank N.V.), to be faxed or e-mailed by such authority to the closing meeting with the original to be sent to the Buyers as soon as possible after delivery of the Vessel; (v) A copy of the Declaration of Class or (depending on the Classification Society) a Class Maintenance Certificate issued within three (3) Banking Days within-Three (3) Banker Days prior to delivery confirming that the Vessel is in Class free of condition/recommendation; (vi) Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and provide a certificate or other official evidence of deletion to the Buyers promptly and latest within four (4) weeks after the Purchase Price has been paid and the Vessel has been delivered; A copy of the Vs&el!s_G~t±et, -SyØ p&is Record ee-rtifying the date on w-h+ch the Vessel ceased- to-be registered-w4th the Vessel's regi:.-rØr,i; the event that the ^i matter- r-ac#+ce issue such certificate immedia#ely,a ttenundertakin►g-from---the Sel e provide the copy of this certificate S of l-u-1 , promptly u pon it b n-g isssuedot gether with ev —e of subanis-sinn by hfl= JL el exeeuzed-F-e~ z stating the date-er+a -ich the Vessel-1~—s-ase to be registered-w-ith the V-essers registry; (vii+) A copy of the Commercial Invoice for the Vessel; (ix) Cor -rnercial-l- ivoice(s) for bunkers, lubricat-iflg and hy-d c oils aa-d greases; ( copy of the _ ~ liecs! . tettC' to their sate'ii anon pro,t4e eT—eafr Ili he _Vegis". e4Ls communications contract which is to be sent immediately after delivery of the Vessel; (xviii) Any additional documents as may reasonably be required by the competent authorities of the Buyers' Nominated Flag State for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement; and (ix) Protocols of delivery and acceptance pursuant to the BBCP and the Time Charter, evidencing simultaneous delivery thereunder as per clause 21 below; and (x) Quiet enjoyment letters as per clause 20 below. Icttcy--ef fir tam- ion-~~e=b; t"~ ~t-ef-t;;tiir~' knowl-e-elgc7-t t black-11s~ nation or international orgunisation. (b) At the time of delivery the Buyers shall provide the Sellers with: (i) Evidence that all necessary corporate, shareholder and other action has been taken by the Buyers to authorise the execution, delivery and performance of this Agreement; and (ii) A copy of the 42power of Attorney of the Buyers appointing one or more representatives to act on behalf of the Buyers in the performance of this Agreement, duly notarially attested and legalised or apostilled (as appropriate). (c) If any of the documents listed in Sub-clauses (a) and (b) above are not in the English language they shall be accompanied by an English translation by an authorised translator or certified by a lawyer qualified to practice in the country of the translated language. (d) The Parties shall to the extent possible exchange copies, drafts or samples of the documents listed in Sub- clause (a) and Sub-clause (b) above prior to delivery for review and comment by the other party Ret-rater-# {-sta e-Ffu f .T);-e r if I e€t~I t . asr„~- -days ` ` ' ~I-divery as notified by the Sel~ru^snt to Claire 5(b) of this Agr-eeme;z. (e) Concurrent with the exchange of documents in Sub-clause (a) and Sub-clause (b) above, the Sellers shall also hand to the Buyers the classification certificate(s) as well as all plans, drawings and manuals, (excluding ISM/ISPS manuals), which are on board the Vessel. Other certificates which are on board the Vessel shall also Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers have the right to take copies. (f) Other technical documentation which may be in the Sellers' possession shall promptly after delivery be forwarded to the Buyers at their expense, if they so request. The Sellers may keep-the Vessc'n-feg ekG-i; t t: € -ye to-r-i-g e-take copies of se+f- (g) The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers. 9. Encumbrances The Sellers warrant that the Vessel, at the time of delivery, is free from all charters (other than the Time Charter), encumbrances, mortgages and maritime liens or any other debts whatsoever, and is not subject to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery. 10. Taxes, fees and expenses Any taxes, fees and expenses in connection with the purchase and registration in the Buyers' Nominated Flag State shall be for the Buyers' account-wcr-ea,etr s +-ehis in-F n-hec- ion with the closing cue She-m' register shah--be er the Sellers' account. 11. Condition on delivery The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over "as is where is" she was at the time of deliveryinspection fair ynor and tear excepted. However, -sfi-ala-lr>c deli-vertd-free-of -c.-ar-go-and-#-reF-of-sear owavreys- s-~fiaintair+ed-witheut certificat-esØ national certificates, as well as all other certificates the Vesse-I-1ad-t~i ` ir ~r.l,~t;-e-n-- valid and unextendcd without denditi.-.r. /rn,.,.w,r~,nn„ation* by the Cias;if+cation Society or the relevant authorities—at the time of delivery: "-l-n-fJpeeti-en" in this Cl eTa414-1-ei-Bovyer-sLi fdlfig--te--Ckru e 4(.a s), if applicable. It t-ØVesS without inspection, the date of this Agreement shall be the relevant date. . F4-etes and n-,nn r.r 4e if any, in the surveyor's report which -,rn aernpt d by tl ess;fi{za-tie-n Society, 12. c+t;gs n-4el iv c-r-y— ~-R~:uye e E uz~,f,e4e eh-ange the name of 13. Buyers' default In.-1nn rn 7 /rinr~ Ølr~~t ncit Øct;r -3nCe with-~ (`I^ ncit) the Sellers havn-~cr~i`n~. t r-itht t.~ ~--~n rnl,~s Øfic.Ø~n;t -a~ay ~h ~ ,-a;;-i1E~--t~ n t it I c~ t ~-el-al-ffi-c-eea`~~ f-e-nr~t i c} n for t h c.~~+r~s~es=- d-T -r-a-l-1-c*pe n s e incurred together witØterest. Should the Purchase Price not be paid in accordance with Clause 3 (Payment), the Sellers have the right to cancel this Agreement, which case th-e De sit together with-interest earned, it any;-sf-fl--bee-released to th- Sellers. If-t e-Depo t does met-cover-t ei s , he hers s„a14 be-entitled o claim further-eam-pe-Fts tion for their loss tpenses incurred to r with interest. 14. Sellers' default Should the Sellers fail--o-give-Net --el Readine-ss in accordance wit-h Clause{-b-)--ar-fail to be ready to validly complete a legal transfer by the Cancelling Date the Buyers shall have the option of cancelling this Agreement. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

physically ready for delivery and is not made physically ready again by the Cancelling Date and new Notice of Readiness given, the Buyers shall retain their option to cancel. fn-th„e-e etha t e- ,~-gleirs ~~' -c-Gncei tl-4s U be rnleacerl to t! er Ag%P{?i"-fi{w4~-tiie si Should the Sellers fail to give Notice of Readiness by the Cancelling Date or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement. 15. Buyers" repfesentatives After this Agreement-lir~r~ -~eer~-b-y-thn ~ P- r+inr ^r,d the Depot hus--heer;-ledte^~~:110-Boy c--+s-#-a-v-i--t4~ place two (2) rcpresent-at+~,=~r.~-on board tl~~-~n ,'Ta-t-t"-ei-r-s-1le rirk - nd n*r,n sn Thnrn- rep-nnrnenr,t^at'crnrFes- en arnc~rr~avisr-crTe~;-~rTc.:~ enn he-errl f ~ thn n rrsF . ' å-tion uØ~c~-~r~~#rl 'n thn s^-sn-erite observers only, and they shall not ini:^r,-,-fe;e-;,n an-y--~vii.h the op-eFati~r°~.~~h-c-e4 Buyers-a-n-d the Buyer-s-rcpresentativcs stundarLd-l-etter of indemnity prior to their crri-la~n-: 16. Law and Arbitration (a)* This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re- enactment thereof save to the extent necessary to give effect to the provisions of this Clause. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the sole arbitrator had been appointed by agreement. In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced. {b)* Th is ~tg rec..Ø-cØ s h g-be g a vo~.- ~~rd-~-n-s-t-r~-i~--ae ^~n,~r ~ia,n~-å°J;-t h Tit-le-9-of-44e U ni~yd~-t~~d<~~ 1~- the -a-b-st-aft-+ve-ltaw-(net-i~elu~~i+~-g~.h e choice of law~e~) (G oWL- of or in connection with t;-i-s-Agrnnrd,nr+- rf, ff he referred to thrnn r2 o renrrnrr ~nrf, nr,n to wn appointed 1her9 nea-}^hell —~.~I~~~c.~.~Tz-of tf-~,n r.-erti~sr hnrnte- a n d thee tI"ln~-ia-p—t~}~t~il-~-i~ iref i•.er E~~T,--merr-crcEnn• ~Fheir rin IS I-C~ E? ~-m-crc-~Znth-ei- of -aner tenro of th,-e shall be final, and for-t; -c-pa;Øsz ~11 s o#-e-mforci„-g-a„y-awafd, judgment may be ent . y any court of rgTG71T~7 Fnie-T8~;diction. r~ The proceedingr oridueLed f the Society of Maritime Arbitrators, Inc. Ø, e~~=:~F c-I-aimr-ner~-eo-u-nt-e-rclaim exceeds the sum of US$-1-61-Ci:700-0-the-ar,~;-t-rati-en-s-Kal-l-be ~et-ed-in accordun~ the Short-c-n-~.~ld-At ~-hti r~l-ati-on-p;®..o,~+re--e~f -t-h-L-So€1et:j,-a~~~nf rF Arhitr-,tnrr fn^ Thls ~ug`~i~r ement chaff ieoØn re-r-nnrl ie err -ene~ enTr=tt rueo ir: ^.^orrlar.r (sta e pIC GTPC-)-G-rd[-a-r{-lj-,~ + r €1-is -~t of or ir ~,~ ~ TTt.lZ.lii-~ A.. i 1iT~ ~( St'C;StC 1 nf'et 1 lhler-t to the nro^ler~l Irer ~Snnfl^'eiefP] thA;h * b) and 16(e-)-are alternatives; °^rhieheve-r is not a-~le, --1-1,1 the absence of deletions, alternative 17. Notices Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

All notices to be provided under this Agreement shall be in writing. Contact details for recipients of notices are as follows: For the Buyers: Triple H No. 4 Ltd 25/16Vincenti Buildings, Strait Street, Valletta, Malta, VLT1432 Copy to: HI Asset Management Co., Ltd. Attention: Mr Colin Park, Mr Jingu Kang E-mails: chpark@hi-am.com, ik.kang@hi-am.com For the Sellers: Flex LNG Management AS; Attention: Mr. Thorolf Aurstad; Bryggegata 3, 0250 Oslo, Norway; e-mail: finance@flexing.com 18. €n#+ -e-tom The w-r+t4^T;-t~-;ms ^{ +hir A^,~~„~~Ent comprise t-k+e--e -t-bet-ween Sellers in fel-a-t-i«+~-e-t-h-e-f,aa-e-an-d-purchase of :he Vcssc~-cl-s-~-r^r,e -," g.-^„i^„rr~cnts wJ1e_her oR3-1 or written bretwet--ri--the urtier in relat+e-n thereto. Each of t =tics acknow-Øges that in c-n-te„r-f-g„- 4h-its-Agreement it has not roll _d on and s#a-If gave-ne emedy-i respect of-any statemen-, r , ^_ ;a-he. ;-w-arranty (whether or- +read-e negligently) other than as is expressly set out in this Agreement. Any t +r ied into t g eemcnt by any applicable statute or law are hereby excluded such exclusion can-legal-1-0)-e~- 444-oj in i*hir €I- ur -a-11 itrJrz~i~nxdt 19. Call and put options a) Sellers' call options The Sellers have the option to purchase the Vessel annually (plus up to 90 days in Sellers' option) starting from the end of year 3 of the Time Charter at the following prices: End Y3 USD 137,000,000 End Y4 USD 129,000,000 End Y5 USD 121,500,000 End Y6 USD 113,500,000 End Y7 USD 104,500,000 End Y8 USD 95,500,000 End Y9 USD 85,500,000 End Y10 USD 75,000,000 The Sellers must give a minimum of 60 (sixty) days' advance notice of their intention to buy the Vessel. The Vessel shall be delivered as soon as possible after expiry of the 60 (sixty) days' notice and the Buyers undertake to render the necessary assistance in order to achieve this. The Sellers' notice shall be irrevocable and Sellers shall indemnify and hold harmless the Buyers in case the Sellers fail to purchase the Vessel in accordance with the aforesaid notice. Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

b) Options in the event of Time Charter termination In the event that the Sellers terminate the Time Charter pursuant to clause 55 (Termination for default) subclause ii) or iii) thereof, the Sellers shall have the right to purchase the Vessel at the time of termination at the following prices: Amount in Year From mth To mth USD 1 1 12 145,000,000 2 13 24 138,500,000 3 25 36 132,500,000 4 37 48 125,500,000 5 49 60 118,500,000 6 61 72 111,000,000 7 73 84 102,500,000 8 85 96 94,000,000 9 97 108 84,500,000 10 109 120 75,000,000 In the event that the Time Charter is terminated due to Time Charter Owners' default pursuant to clause 55 (Termination for default) subclause i) thereof, then Sellers shall be entitled to request the Buyers to enter into a new or substituted bareboat charter (the "New BBCP") (in replacement of the BBCP) at the rate of 39,800 USD per day with effect from termination for the remaining charter period under the Time Charter, and to novate the contract with managers from Time Charter Owners to Sellers, but subject to the following conditions: (i) the performance of the Sellers under the New BBCP shall be guaranteed by FLEX LNG Ltd; (ii) there shall not be any time period or gap between the date on which the BBCP is terminated and the date on which the New BBCP is entered into so that the Sellers ensure that the charter hire is continuously paid to the Buyers without any interruption; and (iii) the Sellers shall be obligated to purchase the Vessel from the Buyers by no later than three (3) months following the date of the New BBCP on the following prices: Quarter Price in USD 0 152,000,000 1 150557,705 2 149,094,893 3 147,611,272 4 146,106,548 5 144,580,418 6 143,032,579 7 141,462,722 8 139,870,534 9 138,255,697 10 136,617,889 11 134,956,784 12 133,272,049 Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012. 62u--

13 131,563,348 14 129,830,342 15 128,072,683 16 126,290,022 17 124,482,002 18 122,648,263 19 120,788,439 20 118,902,160 21 116,989,048 22 115,048,722 23 113,080,794 24 111,084,873 25 109,060,560 26 107,007,452 27 104,925,137 28 102,813,202 29 10.0,671,225 30 98,498,778 31 96,295,428 32 94,060,735 33 91,794,253 34 89,495,531 35 87,164,110 36 84,799,524 37 82,401,302 38 79,968,966 39 77,502,029 40 75,000, 000 c) Buyers' put option The Buyers have the option to require Sellers to purchase the Vessel at the tenth anniversary of the Time Charter period (plus up to 90 days in Sellers option) at a price of 75MUSD. d) Provisions applicable in respect of all options In the event that any of the above options have been exercised, the following shall apply: The Sellers shall accept the Vessel on an AS IS WHERE IS basis and the Buyers shall take such steps to obtain and furnish such documents and take such other actions as the Sellers may reasonably request in order to facilitate the sale and re-registration of the Vessel under such flag as the Sellers may designate. With respect to such sale, the Buyers warrant that the Vessel at such sale shall be free of any mortgages or encumbrances whatsoever and that the Buyers have not committed any act or omission which would impair title to the Vessel and Buyers hereby agree to indemnify and hold harmless Sellers in respect of any and all damages, costs and expenses whatsoever resulting from any breach of such warranty. Upon completion of such purchase of the Vessel as set out in this Clause 19, the Time Charter and all further rights and obligations of the parties thereunder (except for indemnities and other obligations that by their nature should survive the termination of the Time Charter) shall terminate forthwith. 20. Quiet Enjoyment Letters Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

The Buyers shall provide a quiet enjoyment letter to the Sellers on delivery of the Vessel in form and substance satisfactory to the Sellers. The Buyers shall in addition procure the issuance of a quiet enjoyment letter from the Mortgagee as financier of the Buyers, in form and substance satisfactory to the Sellers. 21. Charter Structures The Buyers (as owners) and the Time Charter Owners (as charterers) have entered into the BBCP on 19 April 2019 whereunder the Vessel is chartered to the Time Charter Owners on delivery for such period and on such terms and conditions as more particularly described in the BBCP. The Time Charter Owners (as disponent owners) and the Sellers (as charterers) have entered into the Time Charter on 25 April 2019 whereunder the Vessel is chartered to the Sellers on delivery for such period and on such terms and conditions as more particularly described in the Time Charter. The Sellers', the Buyers' and the Time Charter Owner's obligations hereunder are subject to simultaneous delivery and acceptance under the MOA, the BBCP and the Time Charter. Upon the delivery of the Vessel under this Agreement, the Vessel shall simultaneously be delivered to the Time Charter Owners pursuant to the BBCP and to the Sellers (as charterers) pursuant to the Time Charter. If the Time Charter is cancelled or the delivery of the Vessel does not take place under the Time Charter for whatsoever reason, this Agreement shall be null and void and each of the Buyer and Seller shall renounce any and all claims they may have against each other. 22. Sellers' representation The Sellers represent and warrant as of the Delivery Date that: (a) they are the sole registered legal and beneficial owner of the Vessel; (b) they are not a Restricted Party; and (c) neither themselves nor any of their directors, officers or employees or any person acting on their behalf has received notice or are aware of any claim, action, suit, proceeding or investigation against any of them or the Vessel with respect to Sanctions by a Sanctions Authority. 23. This Agrement may be entered into in any number of counterparts, each of which shall be an original and which together shall constitute one and the same instrument. 24. As a condition precedent for the effectiveness of this Agreement, the subcharterers of the Vessel need to provide their consent in respect of change of flag and registered ownership. Sellers undertake to use reasonable efforts to obtain such consent, and will notify Buyers as soon as such consent has been obtained. In the event that such consent is rejected or not provided before the Cancelling Date, this Agreement shall be null and void and neither party shall incur any liability hereunder. As a condition precedent for the effectiveness of this Agreement, both this Agreement, the Time Charter and the novation agreement in respect of the technical management agreement must be duly executed by all parties thereto. or and on behalf of the Sellers For and on behalf of the Buyers Name: Name: fA Ca /4P4- HooN Title: Title: Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.